Exhibit 23.2

CONSENT OF T.R. RAPONI CONSULTING LTD.

The undersigned, in connection with the prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (File No. 333-286531) of i-80 Gold Corp. (the “Company”), hereby consents to:

i.

incorporation by reference by the Company and use of the technical report summaries titled “S-K1300 Initial Assessment & Technical Report Summary for the Cove Project, Lander County, Nevada” dated the 26th day of March 2025, with an effective date of December 31, 2024 (the “Cove Project 1300 Report”), which was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission (“S-K 1300”), and referenced in the Prospectus Supplement;

ii.	the use of and references to the undersigned’s name, including their status as an expert or “qualified person” (as defined in S-K 1300) in connection with the Prospectus Supplement; and

iii.

Any extracts or summaries from the Cove Project 1300 Report on the Company’s website and in the Registration Statement and the use of any information derived, summarized, quoted or referenced from such technical report, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed or approved by the undersigned, that is included in the Prospectus Supplement.

The undersigned is responsible for authoring and this consent pertains to the Cove Project 1300 Report. The undersigned certifies that they have read the Prospectus Supplement and that it fairly and accurately represents the information in the sections of the Cove Project 1300 Report for which the undersigned is responsible.

This consent and our consent previously filed with the Form S-3 (File No. 333-286531) also apply to this Form S-3 registration statement filed pursuant to Rule 462.

Date: May 13, 2025

T.R. Raponi Consulting Ltd.

By:	/s/ Tommaso Roberto Raponi

Tommaso Roberto Raponi